UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2011

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company.  Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries.  Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 7.01               Regulation FD Disclosure.

Investor and Analyst Meetings and Rate Case Materials

Pinnacle West Capital Corporation (“Pinnacle West”) will be participating in various investor and analyst meetings from June 1, 2011 through June 3, 2011 and will be utilizing slides during those meetings.  Copies of the slides are attached hereto as Exhibit 99.1.

As described under Item 8.01 below, Arizona Public Service Company (“APS” or the “Company”) will be filing an application and related schedules with the Arizona Corporation Commission (the “ACC”) on June 1, 2011.  These materials are posted on an APS website at www.azenergyfuture.com.  The information on this website is not incorporated by reference into this report.

Item 8.01               Other Events.

Retail Rate Case Filing with the Arizona Corporation Commission

On June 1, 2011, APS will file an application with the ACC for a net retail base rate increase of $95.5 million.  The Company will request that the increase become effective July 1, 2012.  The request would increase the average retail customer bill approximately 6.6%.  The filing is based on a test year ended December 31, 2010, adjusted as described below.  APS expects the ACC to issue a procedural schedule during the next sixty days detailing the timeline for addressing the request.

The key financial provisions of the request will include:

•                  an increase in non-fuel base rates of $194.1 million, before the reclassification into base rates of $44.9 million of revenues related to solar generation projects collected through the Company’s renewable energy surcharge (which will increase base rates) and $143.5 million of lower fuel and purchased power costs currently addressed through the Power Supply Adjustor (the “PSA”) (which will decrease base rates);

•                  a rate base of $5.7 billion, which approximates the ACC-jurisdictional portion of the book value of utility assets, net of accumulated depreciation and other credits, as of December 31, 2010, subject to certain adjustments, including plant additions under construction at the end of the test year that are currently in service or expected to be placed into service before the proposed rates are requested to become effective;

•                 the following proposed capital structure and costs of capital:

	Capital Structure	Cost of Capital
Long-term debt	46.1%	6.38%
Common stock equity	53.9%	11.00%
Weighted-average cost of capital		8.87%

•                  a base rate for fuel and purchased power costs (“Base Fuel Rate”) of $0.03242 per kilowatt-hour (“kWh”) based on estimated 2012 prices (a decrease from the current Base Fuel Rate of $0.03757 per kWh).

The Company will propose that its PSA be modified to allow full pass-through of all fuel and purchased power costs, instead of the current 90/10 sharing provision.  In addition, APS will propose two new recovery mechanisms that would adjust electricity rates annually between changes in retail base rates.  The Efficiency and Infrastructure Account, a decoupling mechanism, would address recovery of the Company’s fixed costs after reflecting implementation of ACC-mandated energy efficiency standards and renewable distributed generation.  The Environmental and Reliability Account, a generation infrastructure adjustment mechanism, would allow recovery of the costs associated with generation investments related to new generation additions, generation efficiency projects and environmental compliance requirements.

On June 1, 2011, APS issued a press release announcing its filing with the ACC described above.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Registrant(s)	Description

99.1	Pinnacle West APS	Pinnacle West slides for use at various investor and analyst meetings from June 1, 2011 through June 3, 2011.

99.2	Pinnacle West APS	Press release issued June 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated:	June 1, 2011	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial
Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated:	June 1, 2011	By:	/s/ James R. Hatfield
James R. Hatfield
Senior Vice President and Chief Financial
Officer